Exhibit 3.1

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of corporation:

      Pharmos Corporation

2. The articles have been amended as follows (provide article numbers, if available):

      The first paragraph of Article FOURTH shall be replaced by the following paragraph:

      "The total number of shares of stock which the corporation shall have authority to issue is one hundred fifty-one million two hundred fifty thousand (151,250,000), of which stock one hundred fifty million (150,000,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Four Million Five Hundred Thousand Dollars ($4,500,000), shall be Common Stock, and of which one million two hundred fifty thousand (1,250,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Thirty-Seven Thousand Five Hundred Dollars ($37,500), shall be Preferred Stock."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

      57,463,219 (87% of those present and voting in the 2004 Annual Stockholders Meeting)*

4.    Effective date of filing (optional):


5.    Officer signature (required): /s/ HAIM AVIV

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


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